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                                                                      Exhibit 18

December 15, 2004

ArvinMeritor, Inc.
2135 West Maple Road
Troy, MI 48084-7186

Dear Sirs/Madams:

We have audited the consolidated financial statements of ArvinMeritor, Inc. as of September 30, 2004 and 2003, and for each of the three years in the period ended September 30, 2004, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated December 15, 2004, which expresses an unqualified opinion and includes explanatory paragraphs concerning the change in method of determining the cost of certain inventories from the last-in, first-out method to the first-in, first-out method and the change in methods of accounting for variable interest entities and for goodwill. Note 2 to such financial statements contains a description of your adoption during the year ended September 30, 2004 of the change in method of determining the cost of certain inventories from the last-in, first-out method to the first-in, first-out method. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche

Detroit, Michigan